                                                                      EXHIBIT 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS




  We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 10 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 14, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of the Allmerica Funds Investment Grade Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



  /s/ Price Waterhouse LLP
  Price Waterhouse LLP
  Boston, Massachusetts

  April 25, 1997